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                                                                  EXHIBIT 10.9

                         Description of Relocation Plan
                  Between PG&E Corporation and Lyn E. Maddox

Position: Senior Vice President of PG&E Corporation and President and COO - PG&E Energy Trading effective August 16, 2000.

1.   A moving allowance equal to one month's pay.

2. Reimbursement for travel expenses incurred in finding a principal residence, without a limitation on the number of trips required. Mr. Maddox will be reimbursed for the reasonable cost of temporary housing, which, subject to the prior approval of the CEO of PG&E Corporation, can be extended beyond the period provided under the plan.

3. Reimbursement of all closing costs incurred in the sale of Mr. Maddox's existing residence and the purchase of a new residence. The relocation plan also will indemnify him for any loss that he may suffer on the sale of his existing residence.

4. The plan will provide for the reimbursement of any tuition loss which Mr. Maddox incurs as a result of his children changing schools, including enrollment and application fees, testing, and school travel costs incurred in placing his children in comparable schools in the Bethesda area.

5. Mr. Maddox will be provided with a temporary mortgage buy-down of $3,500 per month, payable for four years, commencing with the first mortgage payment for his new residence. Should he voluntarily resign from employment with PG&E Corporation or one of its subsidiaries or affiliates prior to December 31, 2004, he will be required to repay all amounts provided to him under the temporary mortgage buy-down.

Mr. Maddox's target bonus is 50 percent of his base pay of $400,000 with a potential bonus of 100 percent. In addition to continuation of his current compensation and benefit package, and in recognition of the additional expenses associated with his relocation at PG&E Corporation's request to Bethesda, he also will receive a one-time payment of $250,000, net of taxes, and a one-time taxable payment of $75,000. Should he voluntarily resign from his position and no longer be employed by PG&E Corporation or one of its subsidiaries or affiliates prior to December 31, 2004, he will be required to repay the gross amount of these payments. Inasmuch as these payments are considered to be additional compensation, payment is conditioned on approval by PG&E Corporation's Nominating and Compensation Committee.